Exhibit 10.1

MyLinh Hong

SVP, Human Resources & Administration

6740 Shady Oak Road

Eden Prairie, MN 55344

(952) 943-6226

November 24, 2021

Thomas Zielecki

1031 Hunt Club Court

St. Charles, IL 60174

Dear Thomas,

On behalf of iMedia Brands, Inc. (the “Company”), I am excited to confirm the details of your offer:

TITLE; EFFECTIVE DATE; RESPONSIBILITIES

Effective as of January 2, 2022 (the “Effective Date”), your title will be SVP, CFO, Entertainment, Consumer Brands and Media Commerce Services. You will have a dual reporting relationship, reporting directly to MyLinh Hong, SVP, Chief Operating Officer with a dotted-line report to Monty Wageman, SVP, CFO. You will generally work out of the Company’s Eden Prairie, Minnesota office, but you are expected to travel as required. As a Company employee, you will: (i) devote all of your business time and attention, your best efforts, and all of your skill and ability to promote the interests of the Company; (ii) carry out your duties in a diligent, competent, faithful and professional manner; (iii) work with other employees of the Company in a competent and professional manner; (iv) comply with all of the Company’s policies, as in effect from time to time; and (v) generally promote the interests of the Company.

COMPENSATION

Base Salary

As of the Effective Date, your base salary will be at the rate of $290,000 per year.

Sign-on Bonus: You will receive a sign on bonus of $25,000 (less applicable taxes). This amount will be paid to you on your first paycheck immediately following your date of hire. Per the Sign-on Bonus Repayment Agreement, signed by you, in the event that you leave the Company within 12 months of your Effective Date, you will be responsible for reimbursing the company for any sign on bonus amount that has been paid to you.

Discretionary Annual Bonuses: You will be eligible for annual discretionary bonuses, which will be based on your performance, the Company’s performance, and such other factors as are determined by the Company, with a target bonus of 40% of your annual salary. Whether any bonus payment will be made to you, and, if so, in what amount, will be determined by the Company in its sole discretion. Any bonus awarded with respect to the Company’s 2021 fiscal year will be prorated based on the Effective Date. To be eligible for any bonus, you must be an active employee at, and not have given or received notice of termination of your employment prior to, the time of the payment of such bonus. Please note that payment of a bonus in any year does not guarantee payment of a bonus in any other year.

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Sign-on Award: iMedia will grant to you equity compensation awards to acquire up to 14,966 shares of iMedia’s common stock, with 50% of the award in restricted stock units and 50% of the award in stock options. The option exercise price will equal the fair market value of iMedia’s common stock on the date of grant, which will be two business days following iMedia’s next earnings press release. Your promotional award will vest on a 3-year vesting schedule beginning on the first anniversary of the date of grant. This award will be subject to the terms and conditions set forth in the award agreement and the terms and conditions applicable in the Company’s 2020 Equity

Incentive Plan.

Long-Term Incentive Awards: Effective in 2022 and subject to approval by the Board and your execution of written award agreements provided by the Company, you will be awarded a long-term incentive equity grant with a grant date fair market value of 45% of your base salary. This long-term incentive award will be subject to the terms and conditions set forth in the written award agreements and the terms and conditions applicable in the Company’s Equity Incentive Plan. The Plan is administered at the sole discretion of the Board, upon such terms and conditions as determined by the Compensation Committee of the Board and as set forth in any written award agreement and any applicable plan.

WITHHOLDING

All salary and other payments you receive from the Company will be subject to applicable withholding taxes.

BENEFITS

You will be eligible to participate in any present or future employee benefit programs established by the Company for its employees generally or for all employees at your organizational level, subject to the Company’s right to modify or terminate such benefit plans or programs at any time in its sole discretion and subject to the eligibility requirements and rules of each such plan or program.

Based on your Effective Date, you will be eligible to enroll in the Company’s health insurance plans as of February 1st, 2022, if you enroll within 30 days of such date.

In 2022 you will be eligible for 176 hours of paid time off. In addition to your paid time off plan, the company recognizes 7 paid corporate holidays. Paid time off does not carry over from year to year and you will not be paid for unused paid time off at any time, including upon termination of employment. Where required by applicable state or local law, you will also be eligible for paid sick time.

Severance: You are eligible to participate in the Executives’ Severance Benefit Plan, and your employment is subject to the terms and conditions set forth in the Executives’ Severance Benefit Plan. All benefits received under that plan are subject to the execution of a separation agreement and general release. The Executives’ Severance Benefit Plan is administered at the sole discretion of the Compensation Committee of the Board of Directors based upon such terms and conditions determined by the Committee.

Relocation Reimbursement and Temporary Housing: As a condition of employment, it is expected that you relocate to Minnesota. You will receive a total payment of $75,000 for relocation expenses, (which the company will also gross-up for taxes purposes) to be paid in 2 monthly installments, beginning with the first regularly scheduled pay period following your date of hire. If within eighteen months (18) months following the Start Date you voluntarily resign from the Company or your employment is terminated by the Company for cause, you will be required to repay to the Company the relocation payments and related tax gross-up payments pursuant to a repayment agreement.

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EMPLOYMENT AT WILL

Your employment with the Company will be “at will”, which means that it is subject to termination by either you or the Company at any time, for any reason, with or without cause. This letter serves to outline the terms of our employment offer, but it does not constitute a contract of employment for any specific length of time.

CONDITIONS UPON OUR OFFER OF EMPLOYMENT

This offer of employment is expressly conditioned upon; (i) verification of your identity, prior employment and right to work in the United States; (ii) results satisfactory to the Company on your reference, drug screening and background checks as applicable; (iii) your written acknowledgement of all Company policies that apply to you and the Employee Handbook; (iv) your execution of the iMedia Brands, Inc. Protective Covenant Agreement.

The company reserves the right to change terms and conditions of this offer and, if accepted, the terms and conditions of your employment, at any time in its sole discretion.

Thomas, we are very excited about you joining iMedia Brands, Inc. and wish you every success in your new position.

Should you have any questions, please feel free to contact me at 952.943.6226.

Sincerely,

/s/ MyLinh Hong
MyLinh Hong
SVP Human Resources & Administration

Thomas Zielecki:	/s/ Thomas Zielecki

Date:	11/29/2021

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iMedia Brands, Inc.

Protective Covenants Agreement

iMedia Brands, Inc. (the “Company”) prides itself on developing and nurturing the talents of our employees. In doing so, we encourage our employees to develop relationships with our business partners and vendors, and to learn about our business. Our people and their knowledge are our most valuable assets. Also vital to our company is the protection of our confidential information, customer goodwill, and intellectual property rights in this very competitive world. Because of this, you agree to abide by the following obligations:

1.	Access to Confidential Information: While with the Company, you will have access to and obtain confidential or proprietary information about the Company, including but not limited to, (a) trade secrets, samples, methods, models, research, computer files, accounting and unpublished financial information, financial or business projections, cost, profit and sales information, agreements and/or contracts between the Company and its business partners, customer lists and customer information, purchasing techniques, supplier lists and supplier information, licensing agreements, marketing, advertising and/or creative policies, practices, concepts, strategies, and methods of operations, internal policies, pricing policies and procedures and employee lists; (b) information submitted by the Company’s customers, suppliers, employees, consultants or co-ventures with the Company for study, evaluation or use; (c) technical information concerning the Company's products and services, including product data and specifications, diagrams, flow charts, drawings, test results, know-how, processes, inventions, research projects and product development; (d) any and all versions of the Company's proprietary computer software (including source code and object code), hardware and documentation; and (e) any other information not generally known to the public which, if misused or disclosed, could reasonably be expected to adversely affect the Company's business. Such information shall be collectively referred to as “confidential information.”

2.	Confidential Information: You are aware that the confidential information is not readily available to the public. You agree that during your employment with the Company, and after it ends, you will keep confidential and not disclose the confidential information to anyone or use it for your own benefit or for the benefit of others, except in performing your duties as a Company employee. You agree that this restriction shall apply whether or not any such information is marked “confidential.”

3.	Third-Party Rights: You warrant that you are not bound by the terms of a confidentiality agreement or non-competition agreement or any other agreement with a former employer or other third party which would preclude you from accepting employment by the Company or which would preclude you from effectively performing your duties for the Company. You further warrant that you have the right to make all disclosures that you will make to the Company during the course of your employment by the Company. You agree that you shall not disclose to the Company, or seek to induce the Company to use, any confidential information in the nature of trade secrets or other proprietary information belonging to others. You further agree to provide the Company with a copy of any and all agreements with a former employer or other third party which may limit your right to work for, or to make disclosures to, the Company.

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4.	Duty of Loyalty: You agree that while you are employed by the Company, (a) you have an undivided duty of loyalty and fair dealing to the Company and will work for the best interests of the Company and not take over any of the Company's business opportunities or prospective business opportunities for your personal gain and/or to the detriment of the Company, (b) you will not engage in any other employment or business activity without the prior written permission from executive management, and (c) you will not engage in any other activities that conflict with your obligations to the Company.

5.	Company Property: All memoranda, files, notes, records or other documents, whether in electronic form or hard copy (collectively, the “material”), compiled by you or made available to you during your employment with the Company (whether or not the material contains confidential information) are the property of the Company and shall be delivered to the Company on the termination of your employment, or at any other time upon request. Except in connection with your employment with the Company, you agree that you will not make or retain copies or excerpts of the material. In addition, upon termination of your employment with the Company, or earlier upon request of the Company, you will also return to the Company all computers, cell phones, equipment, software programs and other personal property belonging to the Company (whether provided by the Company, paid for by the Company, or the cost for which was reimbursed by the Company).

You hereby assign to the Company, or its designee, all your right, title and interest in and to any and all materials, including without limitation, all original works of authorship, computer programs, graphic art work, developments, concepts, improvements, formulas, algorithms, software, technology applications or trade secrets, that you may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed, during your employment with the Company and which (i) relate to the Company’s present or prospective business, or to the Company’s actual or demonstrably anticipated research or development, (ii) result from any work performed for the Company or (iii) result from any use of the Company’s equipment, supplies, facilities or confidential information (collectively referred to as the “Works”). You further acknowledge that all Works that are protectable as such are “works made for hire” as that term is defined in the United States Copyright Act. If for any reason any portion of the Works does not qualify as works made for hire, then you transfer and assign to the Company all right, title and interest in and to the Works, including any copyright.

You agree to assist the Company, or its designee, at the Company’s expense, in every proper way, to secure the Company’s rights in the Works and any copyrights or other intellectual property rights, including the disclosure to the Company of all pertinent information and data with respect to the Works, the execution of all applications, assignments and all other instruments that the Company shall deem necessary in order to apply for and obtain such rights.

You agree that you will not use the name, marks or indicia of the Company or any of its vendors or business partners for any purpose without the prior written consent of the applicable party in each instance.

This agreement does not apply to any invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on your own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by you for the Company. By signing this agreement, you acknowledge and agree that you have been provided written notification of your rights with respect to inventions as required by Minnesota Statutes Annotated Section 181.78(3).

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6.	Personal Attributes: You agree that iMedia Brands, Inc. may include and\or reference you and your Personal Attributes (defined herein) in its promotional and marketing materials in any medium and for any lawful purpose, including without limitation in iMedia Brands, Inc. television broadcast content, on iMedia Brands, Inc. website or applications, or otherwise on the internet, in brochures, and in displays at iMedia Brands, Inc. facilities or events. To effect this permission, you hereby grant iMedia Brands, Inc. the unrestricted and perpetual rights to use and publicize your name (including, without limitation, any nicknames, pseudonyms, stage names and the like) and likeness (including but not limited to your image, photograph, voice, commentary, quotes, personal characteristics, and identifying features) (collectively, your Personal Attributes”). You acknowledge that you will not be compensated for the use of your Personal Attributes, that iMedia Brands, Inc. is not obligated to use your Personal Attributes, and you shall have no right to inspect or approve the use of your Personal Attributes except as provided herein. You further understand that you may withdraw this grant of permission at any time by providing iMedia Brands, Inc. with notice in writing (to IMedia Brands, Inc., Legal Department, 6740 Shady Oak Road, Eden Prairie, Minnesota, 55344) of your intent to withdraw this permission; provided, however, that any such withdrawal shall have no retroactive effect and will not require iMedia Brands, Inc. to cease or desist from the ongoing or future use or publication of promotional or marketing materials in existence or development at the time of such withdrawal. Provided that iMedia Brands, Inc. is in compliance with its obligations under this Section, you hereby waive and release iMedia Brands, Inc. from any and all claims relating to the use of your Personal Attributes, including but not limited to claims of invasion of rights of privacy or publicity, copyright or trademark infringement, defamation or any other cause of action arising out of the use, reproduction, adaptation, distribution, broadcast, performance or display of promotional and marketing materials that include your Personal Attributes.

7.	Post-Employment Obligations: You agree that your position with the Company requires and will continue to require the performance of services that are special, unique, extraordinary and of an intellectual character and places you in a position of confidence and trust with the employees, customers, vendors and business partners of the Company. You agree that in the course of your employment with the Company, you will develop a personal acquaintanceship and relationship with the Company’s employees, vendors and business partners. In addition, you acknowledge and agree that in the course of your employment with the Company, you will be provided with, and have access to, confidential information that is commercially valuable to the Company, the use or disclosure of which, for the benefit of a Company competitor, would unfairly and improperly harm the Company. Consequently, you agree that it is reasonable and necessary for the protection of the goodwill and business of the Company that you make the covenants contained in this agreement.

Accordingly, you agree that for the 12-month period following the termination of your employment, regardless of the reason for termination, you shall not, directly or indirectly:

(a)	in any country in which the Company or any of its affiliates operates or contemplates operating during the 12 months prior to your termination date, own, manage, control, have any interest in, participate in, lend your name to, or act as consultant, employee, advisor to or render services (alone or in association with any other person, firm, corporation or other business organization) for:

(i)	HSN, Inc., QVC, Inc., Jewelry Television Network and of their subsidiaries, and any of their affiliates who are primarily engaged in the home shopping business; or

(ii)	any other person or entity engaged in the television home shopping business; or

(iii)	any infomercial business having as a primary focus the marketing to consumers of products of a similar nature as the products being offered on the Company’s television programming or websites; or

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(iv) the directly-related e-commerce operations of another home shopping company or network, such as, for example, QVC.com or HSN.com; provided, however, that the ownership by you of less than 1% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section; or

(b)	solicit for employment, employ, or attempt to employ, as an employee or retain, or attempt to retain, as a consultant, any individual who is then or at any time during the one-year period prior to the termination date was, an employee of or exclusive consultant to, the Company, or persuade or attempt to persuade any such employee of or exclusive consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by any other person or entity; provided, however, a solicitation pursuant to general recruitment advertising that is not directed at the employees or exclusive consultants of the Company shall not be deemed to be a solicitation for purposes of this provision; or

(c)	solicit or persuade, or attempt to solicit or persuade, any vendor, supplier or business partner of the Company to cease to do business with the Company or to reduce the amount of business which any such vendor, supplier or business partner has customarily done or is reasonably expected to do with the Company; or

(d)	solicit business on behalf of, or render any services to, any vendor or business partner of the Company in connection with sourcing, developing or acquiring branded products and licenses for marketing and sale through Consumer Direct Commerce (as defined below).

As used in this Section, the following terms shall have the following meanings: (1) “solicit” shall include: (i) active solicitation of any Company employee; (ii) the provision of information regarding any Company employee to any third party where such information could be useful to such third party in attempting to hire any such Company employee; (iii) participation in any meetings, discussions, or other communications with any third party regarding any Company employee where the purpose or effect of such meeting, discussion or communication is to employ such Company employee; and (iv) any other passive use of information about any Company employee which has the purpose or effect of assisting a third party or causing harm to the Company’s employment relationships; (2) “Consumer Direct Commerce” means marketing or sales in connection with or through (i) any live or taped direct response television programming, (ii) any website affiliated with any live or taped direct response television retailer, (iii) any bricks and mortar location affiliated with any live or taped direct response television retailer, and (iv) any video-on-demand, interactive television, podcast, mobile phone, branded new media or social media (e.g., Facebook) advertising and any similar means of sale or any successor media to such means; and (3) "Company" shall include all subsidiaries and affiliates of IMedia Brands, Inc.

8.	Remedies: You acknowledge and agree that the Company’s monetary remedy at law for a breach or threatened breach of any of the provisions of Sections 2, 3, 4 5, or 7 of this Agreement would be inadequate and, in recognition of that fact, in the event of a breach or threatened breach by you, or anyone acting in concert with you, of any of the provisions of Sections 2, 3, 4, 5 or 7of this agreement, you agree that in addition to its remedy at law, the Company shall be entitled to appropriate equitable relief in the form of specific performance, preliminary or permanent injunction, temporary restraining order or any other appropriate equitable remedy which may then be available. You further agree that the Company will be entitled to such remedies without having to post bond or other security and without having to prove the inadequacy of the available remedies at law.

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9.	Non-Disparagement: You agree that you shall not, at any time, make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company or its products, services or employees; provided, however, that this paragraph shall not prohibit you from making any truthful statements that are required by applicable law or valid legal process, or that are protected by applicable law.

10.	Protected Disclosures. You understand and acknowledge that in executing this Agreement, you are not releasing or waiving the right, without notice to the Company, (i) to respond to a lawful subpoena or court order; (ii) to give truthful testimony under oath in a court or proceeding of a governmental agency; (iii) to engage in concerted protected activity under the National Labor Relations Act; (iv) to file a charge or claim with the U.S. Equal Employment Opportunity Commission, the Minnesota Department of Human Rights, the National Labor Relations Board, the Securities and Exchange Commission, or any other government agency (each a “Government Agency”); (v) to communicate with or provide information or documents to any Government Agency, or otherwise participate in or cooperate with any investigation, hearing or other proceeding of any Government Agency; or (vi) to receive an award for information provided to any Government Agency. The rights enumerated above in this Section are not restricted, and shall not be narrowed by, any other provision of this Agreement.

11.	Federal Defense of Trade Secrets Act Disclosure. You further understand and acknowledge that: (a) no individual shall be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of the law; (b) no individual shall be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, so long as such filing is made under seal; and (c) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as the individual (i) files any document containing the trade secret under seal and (ii) does not disclose the trade secret except pursuant to court order. The rights enumerated above in this Section are not restricted, and shall not be narrowed by, any other provision of this Agreement.

12.	Severability and Reformation: If any provision of this Agreement is deemed invalid or unenforceable, the validity of the other provisions of this Agreement shall not be impaired. If any provision of this Agreement is deemed invalid as to its scope, then notwithstanding such invalidity, that provision shall be deemed valid to the fullest extent permitted by law, and the parties hereto agree that, if any court makes such a determination, it shall have the power to reduce the duration, scope and/or area of such provision and/or to delete specific words and phrases by “blue penciling” and, in its reduced or blue penciled form, such provision shall then be enforceable as permitted by law.

13.	Miscellaneous:

(a)	You agree that this agreement shall survive the termination of your employment with the Company.

(b)	The Company shall have the right to assign this agreement, and, accordingly, this agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of the Company, it being understood that any such assignment shall not affect the terms and conditions contained in this agreement.

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(c)	This agreement is limited to its terms and is not regarded by either of us as an agreement, contract, or guarantee of employment between you and the Company. This agreement supersedes all agreements concerning the subject matter hereof.

(d)	No amendment or modification of this agreement shall be valid or binding upon the parties unless in writing and signed by the Company.

(e)	The terms of this agreement and all rights and obligations of the parties, including its enforcement, shall be interpreted and governed by the laws of the State of Minnesota, with regard to conflict of law doctrine.

(f)	Prior to accepting employment with any person, firm, corporation or other business organization during the period in which the post-employment obligations are in effect, you shall notify your prospective employer in writing of your obligations pursuant to this agreement and shall simultaneously provide a copy of such notice to the Company and such prospective employer.

We look forward to the continued success of the Company and our mutually-rewarding work relationship.

AGREED TO AND ACCEPTED:

/s/ Thomas Zielecki
11/29/2021

Employee Signature	Date

Thomas Zielecki
Printed Name

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Repayment Agreement

Relocation Reimbursement

iMedia Brands, Inc. (the “Company”) has agreed to reimburse my relocation expenses in the amount of no more than $75,000.00 (grossed-up for tax purposes) subject to the terms of a repayment agreement. In consideration of such reimbursement, I agree (i) I will provide the Company such receipts and other documentation as requested by the Company prior to such reimbursement, and (ii) if I terminate my employment with the Company for any reason, or I am terminated for “Cause”, within 18 months of my employment start date, I will reimburse the Company for the entire amount of such reimbursement (including any related tax gross-up, if any) within six months of such termination.

Sign-on Bonus

As stated in my employment offer letter by iMedia Brands, Inc. (including its subsidiaries and divisions) to provide a sign-on bonus in the amount of $25,000 (less applicable taxes and withholdings). I agree to the following:

1.	That if I voluntarily resign my employment relationship with iMedia Brands, Inc. (including its subsidiaries and divisions) within twelve (12) months of my employment effective date of January 2, 2022, I will reimburse the Company for the entire amount of the sign-on bonus.

Miscellaneous

Subject to applicable law, I hereby authorize iMedia Brands, Inc. (the “Company”) to withhold from any monies due to me at the time of termination all amounts necessary to satisfy the obligation(s) referenced above, and I agree to pay all costs, expenses and fees incurred by the Company to enforce this Agreement. “Cause” shall mean: (i) any act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of my employment with the Company; (ii) a willful breach of any of the Company’s policies; (iii) engagement in any competitive activity which would constitute a breach of my duty of loyalty to the Company; (iv) the willful and repeated failure to substantially perform my duties for the Company (other than due to physical or mental illness); or (v) conduct that is injurious to the Company, monetarily or otherwise.

Thomas Zielecki
Print Name (Thomas Zielecki)

/s/ Thomas Zielecki		11/29/2021
Signature (Thomas Zielecki)	Date